AGREEMENT AND PLAN OF MERGER
among
FUJIFILM HOLDINGS CORPORATION,
BADGER ACQUISITION CORPORATION
and
CELLULAR DYNAMICS INTERNATIONAL, INC.
Dated as of March 30, 2015

TABLE OF CONTENTS

ARTICLE I
THE OFFER AND THE MERGER

Section 1.01	The Offer........................................................................................................	2
Section 1.02	Company Actions...........................................................................................	4
Section 1.03	Top-Up Option...............................................................................................	5
Section 1.04	The Merger.....................................................................................................	7
Section 1.05	Closing...........................................................................................................	7
Section 1.06	Effective Time................................................................................................	7
Section 1.07	Organizational Documents, Directors and Officers of the Surviving Corporation.....................................................................................................	8

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01	Conversion of Securities................................................................................	8
Section 2.02	Exchange of Certificates; Payment for Shares...............................................	9
Section 2.03	Treatment of Company Options, Restricted Stock and Equity Plans.............	11
Section 2.04	Dissenting Shares...........................................................................................	12
Section 2.05	Withholding Rights........................................................................................	13

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01	Organization and Qualification; Subsidiaries................................................	13
Section 3.02	Capitalization.................................................................................................	14
Section 3.03	Authority.........................................................................................................	15
Section 3.04	No Conflict; Required Filings and Consents..................................................	16
Section 3.05	Permits; Compliance with Laws....................................................................	17
Section 3.06	Company SEC Documents; Financial Statements.........................................	17
Section 3.07	Information Supplied......................................................................................	18
Section 3.08	Internal Controls and Disclosure Controls.....................................................	18
Section 3.09	Absence of Certain Changes..........................................................................	19
Section 3.10	Undisclosed Liabilities...................................................................................	19
Section 3.11	Litigation........................................................................................................	19
Section 3.12	Employee Benefits.........................................................................................	19
Section 3.13	Labor...............................................................................................................	21
Section 3.14	Tax Matters.....................................................................................................	21
Section 3.15	Properties........................................................................................................	22
Section 3.16	Environmental Matters...................................................................................	23
Section 3.17	Intellectual Property.....................................................................................	23

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Section 3.18	Contracts.........................................................................................................	25
Section 3.19	Insurance........................................................................................................	27
Section 3.20	Opinion of Financial Advisor.........................................................................	28
Section 3.21	Takeover Statutes...........................................................................................	28
Section 3.22	Vote Required.................................................................................................	28
Section 3.23	Brokers...........................................................................................................	29
Section 3.24	Anti-Corruption Matters.................................................................................	29
Section 3.25	U.S. Government Contracts...........................................................................	29
Section 3.26	Export Controls..............................................................................................	29

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 4.01	Organization...................................................................................................	29
Section 4.02	Authority.........................................................................................................	29
Section 4.03	No Conflict; Required Filings and Consents..................................................	30
Section 4.04	Information Supplied......................................................................................	30
Section 4.05	Litigation........................................................................................................	31
Section 4.06	Capitalization and Operations of Sub; No Ownership of Company Common Stock...............................................................................................	31
Section 4.07	Financing........................................................................................................	32
Section 4.08	Brokers...........................................................................................................	32
Section 4.09	Absence of Certain Arrangements..................................................................	32
Section 4.10	Acknowledgement of No Other Representations or Warranties............................................	32
Section 4.11	Investment Intention.......................................................................................	32

ARTICLE V
COVENANTS

Section 5.01	Conduct of Business by the Company Pending the Merger...........................	33
Section 5.02	Agreements Concerning Parent and Sub........................................................	36
Section 5.03	Solicitation; Change of Company Recommendation.....................................	36
Section 5.04	Proxy Statement; Shareholder Meeting..........................................................	40
Section 5.05	Access to Information....................................................................................	41
Section 5.06	Appropriate Action; Consents; Filings...........................................................	42
Section 5.07	Public Announcements...................................................................................	43
Section 5.08	Directors & Officers Indemnification and Insurance.....................................	44
Section 5.09	Takeover Statutes...........................................................................................	45
Section 5.10	Employee Benefit Matters..............................................................................	46
Section 5.11	Expenses.........................................................................................................	47
Section 5.12	Rule 16b-3 Matters.........................................................................................	47
Section 5.13	Rule 14d-10 Matters.......................................................................................	47
Section 5.14	Stockholder Litigation....................................................................................	48

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Section 5.15	Certain Indebtedness......................................................................................	48

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.01	Conditions to Obligations of Each Party to Effect the Merger.......................	48

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01	Termination....................................................................................................	49
Section 7.02	Effect of Termination.....................................................................................	50
Section 7.03	Amendment....................................................................................................	51
Section 7.04	Waiver.............................................................................................................	51

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01	Non-Survival of Representations and Warranties..........................................	52
Section 8.02	Notices............................................................................................................	52
Section 8.03	Severability.....................................................................................................	53
Section 8.04	Entire Agreement............................................................................................	53
Section 8.05	Assignment.....................................................................................................	53
Section 8.06	Parties in Interest............................................................................................	53
Section 8.07	Mutual Drafting; Interpretation; Headings.....................................................	54
Section 8.08	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.................	54
Section 8.09	Counterparts...................................................................................................	55
Section 8.10	Specific Performance.....................................................................................	55

Annex I	Defined Terms
Annex II	Conditions to the Offer

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AGREEMENT AND PLAN OF MERGER, dated as of March 30, 2015 (this “Agreement”), by and among FUJIFILM Holdings Corporation, a corporation organized under the laws of Japan (“Parent”), Badger Acquisition Corporation, a Wisconsin corporation and a wholly owned Subsidiary of Parent (“Sub”), and Cellular Dynamics International, Inc., a Wisconsin corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.
RECITALS
WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any (subject to the Minimum Tender Condition) and all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), at a price per Share (as defined below) of $16.50 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, without interest, on the terms and subject to the conditions and limitations set forth in this Agreement;
WHEREAS, following the Offer Closing, upon the terms and subject to the conditions set forth in this Agreement, Sub will be merged with and into the Company (the “Merger” and together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”) in accordance with the Wisconsin Business Corporation Law (the “WBCL”), whereby each issued and outstanding Share, other than Dissenting Shares and Shares owned by Parent, Sub, the Company or any of their respective wholly-owned Subsidiaries, will be converted into the right to receive the Offer Price in cash, without interest;
WHEREAS, the board of directors of Parent has determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Parent and has adopted and approved this Agreement and the Transactions;
WHEREAS, the board of directors of Sub has (a) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Sub and its sole shareholder, (b) adopted and approved this Agreement and the consummation by Sub of the Transactions and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the sole shareholder of Sub approve and adopt this Agreement;
WHEREAS, Parent, as sole shareholder of Sub, has adopted and approved this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its shareholders, (b) adopted and approved this Agreement and the consummation by the Company of the Transactions, and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to Sub in the Offer and, to the extent applicable, approve and adopt this Agreement and the Merger; and
WHEREAS, each of Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
THE OFFER AND THE MERGER
Section 1.01    The Offer. (a) Provided that this Agreement has not been terminated pursuant to Section 7.01, as promptly as reasonably practicable (and, in any event, within five (5) Business Days after the date of this Agreement), Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 promulgated under the Exchange Act, the Offer. The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Annex II (the “Offer Conditions”). The Offer shall initially expire at 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act). Sub expressly reserves the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company (which in the case of clause (viii) below shall not be unreasonably withheld, conditioned or delayed; provided, however, that, with respect to clause (viii) below, the Company may withhold consent if, at any time prior to any “subsequent offering period,” the Top-Up Option is exercisable in accordance with Section 1.03), Sub shall not, and Parent shall not permit Sub to, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to any holder of Company Common Stock, (v) except as expressly provided in this Section 1.01(a), terminate, extend or otherwise amend or modify the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Company Common Stock or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. Notwithstanding any other provision of this Agreement to the contrary, Sub shall, and Parent shall cause Sub to, (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties may agree) each, if, at any then-scheduled expiration of the Offer, any Offer Condition (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as each such condition shall have been satisfied or waived and (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, however, that Sub shall not be required to extend the Offer beyond the Outside Date. Notwithstanding any other provision of this Agreement to the contrary, if, at any then-scheduled expiration of the Offer, each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, then Sub may and, if requested by the Company, Sub shall, and Parent shall cause Sub to, extend the Offer by increments of five (5) Business Days; provided, that the maximum number of days that the Offer may be extended pursuant to this sentence shall be twenty (20) Business Days unless mutually agreed in writing by the Company and Parent; provided, further, that Sub shall not be required to extend the Offer beyond the Outside Date. Upon the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, (x) immediately following any then-scheduled expiration of the Offer (if each Offer Condition shall have been satisfied or, if permitted by this Agreement, waived at such time) accept for payment all Shares that Sub becomes obligated to purchase pursuant to the Offer and (y) following such acceptance, and as soon as practicable on the Business Day that immediately follows the date on which the Offer expired, pay for all such Shares. The time at which such acceptance occurs is referred to in this Agreement as the “Acceptance Time.” The time at which both (i) sufficient funds for the payment of Shares pursuant to and subject to the conditions of the Offer and this Agreement have been deposited with the Paying Agent and (ii) the Acceptance Time has occurred is referred to in this Agreement as the “Offer Closing.” The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 1.01(a), unless this Agreement is validly terminated in accordance with Section 7.01 or otherwise expressly provided in this Section 1.01(a). If (i) at any then-scheduled expiration of the Offer, (x) each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived, (y) the Minimum Tender Condition shall not have been satisfied and (z) no further extensions or re-extensions of the Offer are permitted or required pursuant to this Section 1.01(a) or (ii) this Agreement is terminated pursuant to Section 7.01, then, in each case, Sub shall promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. The termination of the Offer pursuant to clause (i) of the immediately preceding sentence is referred to in this Agreement as the “Offer Termination,” and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date.” If the Offer is terminated or withdrawn by Sub, or this Agreement is terminated in accordance with Section 7.01, Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered Shares to the registered holders thereof.
(b)    On the date of commencement of the Offer, Parent and Sub shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any amendments or supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Sub all information concerning the Company that is required by the Exchange Act to be set forth in the Offer Documents. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent and Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Sub and their respective representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Parent and Sub shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Offer Documents.
(c)    Parent shall provide, or cause to be provided, on a timely basis, all of the funds necessary to purchase any Shares that Sub becomes obligated to purchase pursuant to the Offer; provided that in no way shall this Section 1.01(c) in any way reduce, offset or limit the obligations of Parent pursuant to Section 2.02(a). The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.
(d)    The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date of this Agreement and prior to acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action and shall as so adjusted from and after the date of such event, be the Offer Price.
Section 1.02    Company Actions. (a) On the date the initial Offer Documents are filed with the SEC or as soon as practicable thereafter, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which shall, subject to the provisions of Section 5.03, reflect the terms and conditions of this Agreement, describe and make the Company Recommendation with respect to the Offer. The Company and Parent shall cooperate to cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares. Parent and Sub shall promptly furnish to the Company all information concerning Parent and Sub that is required by the Exchange Act to be set forth in the Schedule 14D-9. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and the Company Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Schedule 14D-9. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board contained in the Schedule 14D-9.
(b)    In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly (and in any event within five (5) Business Days after the date of execution of this Agreement by all parties) with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date, together, to the extent available, with copies of lists of shareholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information (including updated lists of record holders and shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Sub shall keep confidential and not disclose such information, including the information contained in any such labels, lists, listings and files, in each case as required by the Confidentiality Agreement, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.
Section 1.03    Top-Up Option.
(a)    The Company hereby grants to Sub an irrevocable option (the “Top-Up Option”), to purchase, at a price per Share equal to the Offer Price, such number of Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent and Sub and any other wholly-owned Subsidiary of Parent immediately prior to the time of exercise of the Top-Up Option, constitutes at least one share more than 90% of the Adjusted Outstanding Share Number immediately after the issuance of Top-Up Option Shares. The Top-Up Option shall only be exercisable once, in whole and not in part, at or following the Offer Closing at any time during the five (5) Business Day period following the Offer Closing (or, if applicable, one or more subsequent offering periods), but in any event prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms; provided, however, that the Top-Up Option shall not be exercisable unless (A) immediately after the exercise of the Top-Up Option and the issuance of Top-Up Option Shares (and not before), the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares), (B) no Governmental Entity of competent jurisdiction shall have issued or granted any order, writ, injunction, judgment or decree prohibiting the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise; and (C) the issuance of the Top-Up Option will not cause the Company to have shares of Company Common Stock outstanding in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up Option; provided, further, that Sub shall, and Parent shall cause Sub to, exercise the Top-Up Option on the same day as the Offer Closing if possible and if that is not possible as soon thereafter as possible, in each case in accordance with this Section 1.03(a). The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with applicable Law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. The Top-Up Option Shares have been duly authorized by the Company Board and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.
(b)    In the event Sub elects to exercise the Top-Up Option, Parent or Sub shall provide written notice to the Company (the “Top-Up Notice”) of the number of Shares accepted for payment pursuant to the Offer and the Company shall then promptly notify Parent and Sub of the number of Top-Up Option Shares to be purchased, such number to be calculated pursuant to Section 1.03(a). Such notice shall also include an undertaking signed by Parent and Sub that, as promptly as practicable following the closing of the purchase of the Top-Up Option Shares, Parent and Sub intend to consummate the Merger in accordance with the WBCL. The closing of the purchase of the Top-Up Option Shares shall take place at a time and date designated by Parent or Sub (in consultation with the Company) in the Top-Up Notice, which shall in any event be no later than five (5) Business Days after the Offer Closing (or, if applicable, one or more subsequent offering periods), at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, unless another time, date or place is agreed upon by the parties hereto. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Option Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 8.02 in a manner that results in Sub becoming a holder of record with respect to the Top-Up Option Shares for purposes of Section 180.1104 of the WBCL, and if not so consummated on such day, as promptly thereafter as possible (but in any event no later than five (5) Business Days after the Offer Closing (or, if applicable, one or more subsequent offering periods)). At the closing of the purchase of the Top-Up Option Shares, Parent and Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares, and the Company shall cause to be issued to Sub the Top-Up Option Shares either in book-entry form or evidence by a certificate (as determined by the Company). The aggregate purchase price payable for the Top-Up Option Shares being purchased by Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price, without interest. Such purchase price shall be paid or cause to be paid by Sub to the Company, at Parent’s election, either (i) entirely in cash, by wire transfer of same-day funds or (ii) by (A) paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (B) issuing to the Company a promissory note having a principal amount equal to the aggregate purchase price for the Top-Up Option Shares less the amount paid in cash pursuant to the preceding clause (A) (the “Promissory Note”). The Promissory Note (1) shall bear simple interest at a rate of 5.00% per annum in arrears at maturity, (2) shall mature on the first anniversary of the date of issuance of the Promissory Note, (3) shall be full recourse to Parent and Sub, (4) may be prepaid, at any time, in whole or in part, without premium or penalty, and (5) shall have no other material terms.
(c)    Parent and Sub understand that the Top-Up Option Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Option Shares will be, acquired by Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Option Shares shall include any legends required by the Company and applicable federal securities Laws.

(d)    Any dilutive impact on the value of the shares of Company Common Stock resulting from the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 180.1301 of the WBCL as contemplated by Section 2.04 and none of the parties hereto shall take any position to the contrary in any appraisal proceeding.
Section 1.04    The Merger.
(a)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the WBCL, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the WBCL. The Merger shall be effected as soon as practicable following the Offer Closing.
(b)    Notwithstanding anything to the contrary contained herein, if following the Acceptance Time and the exercise of the Top-Up Option, if applicable, Parent, Sub and their respective subsidiaries collectively own the minimum number of Shares necessary for Sub to be merged into the Company pursuant to Section 180.1104 of the WBCL (the “Short-Form Threshold”), the parties shall take such necessary and appropriate actions in order to cause the Merger to be completed (and the Closing to occur) as promptly as reasonably practicable thereafter (and, to the extent possible, on the same day as the Offer Closing or the issuance of the Top-Up Option Shares) in accordance with Section 180.1104 of the WBCL without convening the Company Shareholder Meeting.
Section 1.05    Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central prevailing time) on a date to be agreed by Parent and the Company, but no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) by electronic exchange of documents (unless the parties mutually agree to a physical closing in which case the Closing shall take place as the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603) unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.06    Effective Time. Concurrently with the Closing, the Company shall file articles of merger with respect to the Merger (the “Articles of Merger”) with the Department of Financial Institutions of the State of Wisconsin in such form as required by, and executed in accordance with, the applicable provisions of the WBCL. The Merger shall become effective as of the close of business on the date the Articles of Merger have been received by the Department of Financial Institutions of the State of Wisconsin for filing or at such other date and time as is agreed between the parties and specified in the Articles of Merger and otherwise in accordance with the applicable provisions of the WBCL (such date and time, the “Effective Time”).

Section 1.07    Organizational Documents, Directors and Officers of the Surviving Corporation.
(a)    Organizational Documents. At or immediately after the Effective Time (i) the Company Charter, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, and (ii) the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the bylaws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation.
(b)    Directors. Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
(c)    Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK
Section 2.01    Conversion of Securities.
(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:
(i)    Conversion of Company Common Stock. Each share of Company Common Stock, including Restricted Stock, (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares, shall automatically be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares) shall thereafter be cancelled and represent only the right to receive the Merger Consideration without interest thereon, subject to Section 2.05.
(ii)    Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary and all Shares owned of record by Parent, Sub or any of their respective Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii)    Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
(b)    Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Offer Price and Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.
Section 2.02    Exchange of Certificates; Payment for Shares.
(a)    Paying Agent. Prior to the Acceptance Time, Parent shall designate American Stock Transfer & Trust Company, LLC or another U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (including, in the capacity of depositary with respect to the Offer, as applicable, the “Paying Agent”) for the holders of Shares to receive the funds to which such holders shall become entitled pursuant to this Agreement and, without limiting the generality of Section 1.01(c) or Section 5.02(b), deposit, or cause to be deposited, with the Paying Agent, in immediately available funds, a cash amount equal to the sum of the Aggregate Offer Consideration plus the Aggregate Common Stock Consideration (collectively, the “Exchange Fund”). The Exchange Fund shall be for the benefit of the holders of Shares that Sub becomes obligated to purchase pursuant to the Offer and for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. For purposes of determining the aggregate amount to be so deposited, Parent shall assume that no shareholder of the Company shall perfect any dissenters’ right of such shareholder’s or its Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 1.01(a) and this Section 2.02, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to Section 1.01(a) and this Section 2.02; provided that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article II, and following any losses from any such investment, Parent shall promptly provide, or cause to be provided, additional funds to the Paying Agent, for the benefit of the holders of Shares, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by Section 1.01(a) and this Section 2.02. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with Section 1.01(a) and this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 1.01(a) and this Section 2.02, except as expressly provided for in this Agreement.

(b)    Procedures for Surrender. As promptly as practicable after the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares, in each case whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent), and shall otherwise be in such form and have such other provisions as Parent may reasonably specify, subject to the reasonable consent of the Company; and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificates or such Book-Entry Shares were converted pursuant to Section 2.01(a)(i) (less any required Tax withholdings as provided in Section 2.05), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment shall pay to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered and shall be made promptly following the Effective Time without any action on the part of the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) or Book-Entry Share.
(c)    Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(d)    Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.
Section 2.03    Treatment of Company Options, Restricted Stock and Equity Plans.
(a)    Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each then outstanding option to purchase Shares granted under a Company Stock Plan (the “Company Options”) shall be fully vested and, at the Effective Time, cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (i) any such Company Option with respect to which the exercise price per Share subject thereto is equal to or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (ii) such Option Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.05. From and after the Effective Time, no Company Option shall be exercisable, and each Company Option shall only entitle the holder thereof to the payment provided for in this Section 2.03(a).
(b)    Treatment of Restricted Stock. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding award of Shares subject to forfeiture restrictions or other restrictions (“Restricted Stock”) granted pursuant to a Company Stock Plan or issued pursuant to the exercise of a Company Option shall vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares shall lapse, and each such Share of Restricted Stock shall be treated in accordance with Section 2.01(a).
(c)    Termination of Company Stock Plans. As of the Effective Time, all Company Stock Plans shall terminate, and no further Company Options, Restricted Stock or other rights with respect to Shares shall be granted thereunder.
(d)    Parent Funding. At the Effective Time, Parent shall deposit, or cause to be deposited, with the Surviving Corporation cash in the amount necessary to make the Option Payments required under Section 2.03(a), and Parent shall cause the Surviving Corporation to make the payments required under Section 2.03(a) as promptly as practicable after the Effective Time. Parent shall cause the Surviving Corporation to pay through the Payroll Agent the applicable Option Payments, if any, to the holders of Company Options, in each case, subject to Section 2.05.
Section 2.04    Dissenting Shares.
(a)    It is anticipated that on the record date fixed for purposes of determining the holders of Shares entitled to receive notice of, and to vote at, a meeting to approve this Agreement (or for purposes of determining whether the Merger may be consummated without a shareholder vote under Section 180.1104 of the WBCL), the Shares will continue to be quoted on Nasdaq. Accordingly, holders of Shares will not have dissenters’ rights under Section 180.1302 of the WBCL in connection with the Merger. Notwithstanding the foregoing, Section 2.04(b) below shall apply in the event that holders of Shares do have dissenters’ rights, whether because the Shares are no longer quoted on Nasdaq on such record date or otherwise.
(b)    Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a “Dissenting Shareholder”) who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of the WBCL concerning dissenters’ rights of holders of Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth the applicable provisions of the WBCL. If such Dissenting Shareholder withdraws its demand for dissenters’ rights or fails to perfect or otherwise loses its dissenters’ rights, in any case pursuant to the WBCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest and subject to Section 2.05. The Company shall (i) give Parent prompt written notice of any demands for dissenters’ rights with respect to any Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 180.1301 et seq. of the WBCL and (ii) cooperate with Parent to allow it to participate in all negotiations and proceedings with respect to demands for payment under Section 180.1301 et seq. of the WBCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.05    Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including consideration in respect of the Shares and Company Options vested or cancelled in the Merger) such amounts as it is required to deduct and withhold with respect to the making of such payment, or the vesting, waiver of restrictions or other actions provided for in this Agreement, under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, and are remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in the Company SEC Documents filed prior to the date hereof and after July 30, 2013, other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer, or (b) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Sub as follows:
Section 3.01    Organization and Qualification; Subsidiaries.
(a)    The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    The Company has made available to Parent true and complete copies of (i) the Sixth Amended Restated Articles of Incorporation of the Company (the “Company Charter”) and (ii) the Amended and Restated Bylaws of the Company (the “Company Bylaws”), each as in effect as of the date hereof. Each of the Company Charter and Company Bylaws is in full force and effect, and the Company is not in violation of any of the provisions of such documents.

(c)    Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company.
Section 3.02    Capitalization.
(a)    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of the Company’s preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on March 27, 2015 (the “Specified Date”), (i) 15,814,008 shares of Company Common Stock were issued and outstanding , all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) no shares of Company Common Stock were held in treasury. As of March 27, 2015, there were no issued and outstanding shares of Restricted Stock.
(b)    As of the close of business on the Specified Date, the Company had no shares of Company Common Stock or Company Preferred Stock reserved for issuance, except for 2,772,351 Shares subject to outstanding Company Options and 28,406 Shares subject to outstanding Warrants. As of the close of business on the Specified Date, no shares of Company Common Stock were reserved for future grants pursuant to the Company Stock Plans.
(c)    Section 3.02(c)(i) of the Company Disclosure Letter contains a correct and complete list as of the Specified Date of outstanding Company Options, including for each Company Option the holder (the specific identity of whom may be redacted to the extent required by applicable Law), number of Shares then subject to the Company Option, the applicable Company Stock Plan, grant date, expiration date, exercise price, whether such Company Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code and whether the holder is a current or former employee, director, or independent contractor of the Company. Section 3.02(c)(ii) of the Company Disclosure Letter contains a correct and complete list as of the Specified Date of outstanding Warrant, including for each Warrant the record holder, number of Shares, expiration date and exercise price.
(d)    As of the date hereof, except with respect to the Top-Up Option, the Company Options, the Warrants and shares of Company Common Stock referred to in Section 3.02(a), Section 3.02(b) and Section 3.02(c) and the related award agreements, there are no outstanding or existing (i)  shares of capital stock of, or other equity or voting interest in, the Company, (ii) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of the Company Subsidiaries or securities convertible into or exercisable or exchangeable for such shares or equity interests relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (iii) contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of the Company Subsidiaries, or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. Since the close of business on the Specified Date through the date hereof, the Company has not issued any shares of Company Common Stock or other class of equity security (other than shares in respect of Company Options and Warrants).

(e)     There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of the Company or any Company Subsidiary may vote.
(f)    The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for (x) equity securities in the Company Subsidiaries and (y) securities in any publicly traded company held for investment by the Company or any of the Company Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity security in any person, or has any obligation to acquire any such equity security, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. As of the date hereof, there are no accrued and unpaid dividends with respect to any outstanding Shares.
Section 3.03    Authority.
(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to, in the case of the Merger, the Company Shareholder Approval, if required under the WBCL, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the Company Shareholder Approval and filing the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
(b)    The Company Board has duly and unanimously adopted resolutions by which the Company Board has (i) adopted and approved this Agreement and the consummation by the Company of the Transactions, (ii) approved the execution, delivery and performance of this Agreement and, subject to, in the case of the Merger, the Company Shareholder Approval, if required under the WBCL, the consummation by the Company of the Transactions, (iii) determined that this Agreement and the Transactions are in the best interests of the Company and its shareholders and (iv) recommended that the shareholders of the Company accept the Offer, tender their Shares to Sub in the Offer and, to the extent applicable, adopt and approve this Agreement and the Merger, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.
Section 3.04    No Conflict; Required Filings and Consents.
(a)    None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will: (i) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets are bound) or any Company Permit, except, with respect to clauses (ii) and (iii), as contemplated by Section 2.03 or for (A) any such consents, approvals and authorizations, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin, (ii) the filing of a premerger notification and report form under the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) and the receipt of waivers, consents or approvals, as applicable, or the termination or expiration, as applicable, of waiting periods, in each case required under the applicable Antitrust Laws, (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Exchange Act, (v) filings as may be required under the rules and regulations of Nasdaq, (vi) compliance with any applicable international, federal or state securities or “blue sky” Laws, (vii) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates and (viii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.05    Permits; Compliance with Laws.
(a)    The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to have, or the failure to be in full force and effect of, any Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    Since January 1, 2013, the Company and each of the Company Subsidiaries has been in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, except for such investigations the outcomes of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c)    This Section 3.05 does not relate to the Company SEC Documents or financial statements, which are the subject of Section 3.06; employee benefit matters, which are the subject of Section 3.12; labor matters, which are the subject of Section 3.13; Tax matters, which are the subject of Section 3.14; environmental matters, which are the subject of Section 3.16; or intellectual property matters, which are the subject of Section 3.17.
Section 3.06    Company SEC Documents; Financial Statements. Since July 30, 2013, the Company has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file any forms or reports with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the reports filed by the Company with the SEC. Since July 30, 2013, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of Nasdaq. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (x) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (y) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect). There are no unconsolidated Subsidiaries of the Company.

Section 3.07    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries expressly for inclusion or incorporation by reference in any of the Offer Documents, the Schedule 14D-9 or, if applicable, the Proxy Statement (the Offer Documents, the Schedule 14D-9 and, if applicable, the Proxy Statement, collectively, the “SEC Transaction Documents”) will, at the time such SEC Transaction Document is filed with the SEC, at any time such SEC Transaction Document is amended or supplemented or at the time such SEC Transaction Document is first published, sent or given to the holders of Shares, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Schedule 14D-9 and, if applicable, the Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference in the SEC Transaction Documents, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub or any of their representatives specifically for inclusion (or incorporation by reference) in the SEC Transaction Documents.
Section 3.08    Internal Controls and Disclosure Controls. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

Section 3.09    Absence of Certain Changes.
(a)    Except as otherwise expressly contemplated by this Agreement, from December 31, 2014 through the date of this Agreement, (i) the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course of business substantially consistent with past practice and (ii) there has not been any action, omission, change, event or condition that, if occurring during the period from the date hereof through the Closing Date, would constitute a breach of clauses (b) or (k) of Section 5.01 hereof.
(b)    From December 31, 2014 through the date of this Agreement, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.10    Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2014 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2014, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the Transactions or otherwise disclosed in the Company Disclosure Letter or (d) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.11    Litigation. As of the date hereof, there is no suit, claim, action or proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no suit, claim, action or proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Transactions.
Section 3.12    Employee Benefits.
(a)    Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employee benefit plan, policy, program or arrangement, in each case, maintained, contributed to or sponsored by the Company or any Company Subsidiary or with respect to which the Company or any of its Subsidiaries has any material obligation or liability, and each employment or individual consulting agreement entered into by the Company or any Company Subsidiary with any employee or individual consultant thereof (each a “Company Benefit Plan”) other than any employment or individual consulting agreement for an employee or individual consultant whose annual base salary is less than $250,000 or any other plan, policy, program or arrangement which is required to be maintained by applicable Law. With respect to each such Company Benefit Plan, the Company has made available to Parent a true and correct copy of: (i) each such Company Benefit Plan that has been reduced to writing and all amendments thereto; (ii) each trust, insurance or administrative agreement relating to each such Company Benefit Plan; (iii) the most recent summary plan description, including any summary of material modifications; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”); and (v) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) there are no claims, actions, suits, proceedings, investigations, arbitrations, audits or hearings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of the Company, there are no circumstances as of the date hereof that would be reasonably expected to result in the revocation of such letter.
(c)    Section 3.12(c) of the Company Disclosure Letter lists each Company Benefit Plan that provides health benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided for a period of not more than eighteen (18) months following termination of employment or during any period during which the former employee is receiving severance pay.
(d)    At no time during the six-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any multiemployer pension plan (as defined in Section 3(37) of ERISA).
(e)    Section 3.12(e) of the Company Disclosure Letter lists each Company Benefit Plan that may provide for payment (whether in cash or property or the vesting of property) as a result of the consummation of the Transactions, including the Merger, to any “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) that is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). There is no written or unwritten agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries are bound to compensate any individual for excise or other Taxes payable pursuant to Section 4999 of the Code or Section 409A of the Code.

Section 3.13    Labor.
(a)    List of Employees. Section 3.13(a) of the Company Disclosure Letter contains a list of the name or unique identifier of each Company employee as of the date hereof. The Company has further made available each such employee’s (i) salary or base compensation and annual bonus opportunity and (ii) title or position, in each case as of the date hereof.
(b)    Compliance with Laws. The Company is in compliance with all Laws respecting employment and employment practices, including but not limited to, terms and conditions of employment, wages, hours of work, immigration, equal employment opportunity, nondiscrimination, benefits, collective bargaining, the withholding and/or payment of social security and similar taxes, workers’ compensation, leaves of absence and occupational safety and health, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Company Subsidiary has any direct or indirect material liability with respect to any misclassification of any person as an independent contractor (or comparable status in the case of a non-U.S. entity or persons) rather than as an “employee,” that would reasonably be expected to have a Company Material Adverse Effect.
(c)    Claims. No action, claim, dispute, grievance, or controversy between the Company and any present or former employees, independent contractors, or service providers (or their representatives) that would reasonably be expected to have a Company Material Adverse Effect has occurred, is pending or, to the knowledge of the Company, threatened. No action against the Company, including under any worker’s compensation policy or long-term disability policy (or comparable policies in the case of non-U.S. persons), that would reasonably be expected to have a Company Material Adverse Effect has occurred, is pending or, to the knowledge of the Company, threatened.
(d)    Unions. As of the date hereof, no Company employee is represented by any labor organization or employee representative body and as of the date hereof, there is no labor strike or lockout, or, to the knowledge of the Company, threat thereof, against the Company or any Company Subsidiary. As of the date hereof, the Company is not a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union.
Section 3.14    Tax Matters.
(a)    The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it on or prior to the date hereof and all such filed Tax Returns are correct, complete and accurate, and has paid all Taxes due (whether or not shown on such filed Tax Returns); subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been paid to the appropriate Governmental Entity, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    As of the date hereof there is no action, suit, investigation, audit, claim or assessment pending or, to the knowledge of the Company, threatened with respect to Taxes for which the Company or any Company Subsidiary may be liable that, if determined adversely, would, individually or in the aggregate with all other such actions, suits, investigations, audits, claims or assessments, reasonably be expected to have a Company Material Adverse Effect. No deficiency with respect to a material amount of Taxes has been assessed in writing against the Company or any Company Subsidiary which (i) individually or in the aggregate with all other such deficiencies, would constitute a Company Material Adverse Effect if required to be paid by the Company or any Company Subsidiary and (ii) has not been fully paid or adequately reserved in the Company Financial Statements.
(c)    As of the date hereof, there are no outstanding written agreements or waivers extending the statute of limitations applicable to any Tax Return required to be filed by, or Tax assessment with respect to, the Company or any Company Subsidiary.
(d)    Neither the Company nor any Company Subsidiary has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such person, as a transferee or successor, by contract or otherwise, which liability would, individually or in the aggregate with all other such liabilities, constitute a Company Material Adverse Effect. Since January 1, 2012, neither the Company nor any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.
(e)    The Company and each Company Subsidiary that has participated in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) has, to the extent and in the manner required by Treasury Regulation Section 1.6011-4(d), properly disclosed such participation.
(f)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.
(g)    As of the date hereof, there are no Liens on any of the assets of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.
Section 3.15    Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has a valid leasehold estate in all real property leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary in each case free and clear of all Liens except for Permitted Liens.
Section 3.16    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a)    The Company and each Company Subsidiary is in compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company

Subsidiary and the three years preceding the date of this Agreement none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law.
(b)    Neither the Company nor any Company Subsidiary has received any written notice of, and there are no, Hazardous Substances present in, at, on, under any of the real property owned or leased by the Company or any Company Subsidiary, either as a result of the operations of the Company or any Company Subsidiary or otherwise, that, in either case, would reasonably be expected to result in a liability under Environmental Laws on the part of the Company or any Company Subsidiary.
Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.16 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health and worker safety.
Section 3.17    Intellectual Property.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or have the right to use in the manner currently used all Intellectual Property Rights that are material to the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property Rights”). Section 3.17(a) of the Company Disclosure Letter contains a complete and accurate list of all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, and applications to register Copyrights, and domain names included within the Company Intellectual Property (“Registered Company Intellectual Property”), listing in the case of each item of Registered Company Intellectual Property owned by the Company or a Company Subsidiary (“Owned Registered Company Intellectual Property”), as applicable, (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located (or, for domain names, the applicable registrar), (iii) the application or registration number, (iv) the filing date and issuance/registration/grant date, and (v) the prosecution status. Company and/or one of the Company Subsidiaries is listed in the records of the appropriate Governmental Entity as the sole owner of each item of Owned Registered Company Intellectual Property.
(b)    To the knowledge of the Company, (i) all Patents included in the Registered Company Intellectual Property are pending or issued and all Trademarks included in the Registered Company Intellectual Property are pending or registered, all without challenge of any kind, and (ii) the Company or a Company Subsidiary has the right to bring actions for infringement, misappropriation or unauthorized use of issued Patents and Trademarks included in the Owned Registered Company Intellectual Property and the other material Company Intellectual Property owned by the Company or a Company Subsidiary, except to the extent any such right may be limited by any applicable Contract pursuant to which such Patents, Trademarks or Software have been licensed to other persons.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company Intellectual Property Rights are either (i)

exclusively owned by the Company or its Subsidiaries and were written and created solely by employees of the Company or its Subsidiaries acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company or its Subsidiaries, and no third party owns or has any rights to any such Company Intellectual Property, or (ii) are duly and validly licensed to the Company or its Subsidiaries for use in the manner currently used or reasonably contemplated to be used in the conduct of the Company’s business immediately prior to the Closing.
(d)    (i) To the knowledge of the Company, no infringement, misappropriation or violation by the Company or any Company Subsidiary of any Intellectual Property Rights of any other person has occurred or resulted from the operations of the business of the Company and the Company Subsidiaries including, without limitation, sales and authorized use of Company Products by customers of the Company and the Company Subsidiaries; and (ii) no written claim of any infringement, misappropriation or violation of any Intellectual Property Rights of any other person, and no written communication inviting the Company or any Company Subsidiary to take a license, covenant not to sue, or the like with respect to any alleged infringement, misappropriation or violation by the Company or any Company Subsidiary of the Intellectual Property Rights of any other person, has been received by the Company in respect of any Company Products or the operations of the business of the Company and the Company Subsidiaries.
(e)    To the knowledge of the Company, as of the date hereof, no suit, claim, action or proceeding, including without limitation any litigation, interference, reissue, reexamination, inter partes or patent review, opposition, cancellation or other proceeding, including any action or proceeding in the United States or any non-United States jurisdiction, is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that challenges the validity, enforceability, priority of invention, or ownership of, or the right to access, any Registered Company Intellectual Property.
(f)    To the knowledge of the Company: (i) the Company is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property; and (ii) the Company has filed all currently or previously required affidavits, responses, recordations, certificates and other documents and taken all currently or previously required actions for the purposes of obtaining, maintaining, perfecting, preserving and renewing the Registered Company Intellectual Property and its validity and enforceability. To the knowledge of the Company, Company and Company Subsidiaries have complied with all applicable rules, policies, and procedures of the United States Patent and Trademark Office, United States Copyright Office, and any applicable foreign Governmental Entities with respect to each item of Registered Company Intellectual Property. To the knowledge of the Company, each item of Registered Company Intellectual Property has been prosecuted in compliance with such rules, policies, and procedures.
(g)    The Company and Company Subsidiaries have taken commercially reasonable steps to protect their rights in and to their Trade Secrets, including by not making any disclosure of Trade Secrets except under written confidentiality obligations.

Section 3.18    Contracts.
(a)    All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to Parent.
(b)     Other than the Contracts described in Section 3.18(a), Section 3.18(b) of the Company Disclosure Letter sets forth a complete list, and the Company has made available to Parent true and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing between the Company and any of the Company Subsidiaries or between any wholly owned Company Subsidiaries), as of the date hereof, that:
(i)    relates to a partnership, joint venture, limited liability or similar arrangement or relates to the formation, creation, operation, management or control of any partnership or joint venture with a third person, in each case material to the Company and the Company Subsidiaries, taken as a whole, or in which the Company owns any interest valued at more than $250,000 without regard to percentage voting or economic interest;
(ii)    contains covenants of the Company or any of Company Subsidiaries purporting to limit, in any material respect, either the type of business in which the Company or any of the Company Subsidiaries may engage or the geographic area in which any of them may so engage which, in each case, following the Merger, would apply to Parent and its Subsidiaries (other than the Surviving Corporation and the Company Subsidiaries);
(iii)    relates to the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $250,000 (except for such Indebtedness between the Company and any of the Company Subsidiaries or between the Company Subsidiaries, guarantees by the Company of Indebtedness of any of the Company Subsidiaries and guarantees by any of the Company Subsidiaries of Indebtedness of the Company or any other Company Subsidiary);
(iv)    is a collective bargaining agreement or similar agreement or arrangement with any labor union (excluding agreements with terms set by applicable Law);
(v)    is with any third person pursuant to which (A) such third person provides services to, or manufactures any product on behalf of, the Company or any Company Subsidiary, or relates to capital expenditures or the purchase of products by the Company or any Company Subsidiary, and (B) the Company or any Company Subsidiary paid such third party more than $250,000 in the aggregate in the fiscal year ended December 31, 2014 or reasonably anticipate paying such third party more than $250,000 in the aggregate in the fiscal year ending December 31, 2015;
(vi)    pursuant to which the Company or any Company Subsidiary received payments from a customer of more than $250,000 in the aggregate in the fiscal year ended December 31, 2014 or reasonably anticipate receiving payments of more than $250,000 in the aggregate in the fiscal year ending December 31, 2015;

(vii)    pursuant to which the Company or any Company Subsidiary has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products, services or territory or that contains an agreement by the Company or any Company Subsidiary to purchase a minimum quantity of goods or services in excess of $250,000 or any agreement by the Company or any Company Subsidiary to purchase particular goods or services exclusively from a specified person or group of persons;
(viii)    pursuant to which the Company or any Company Subsidiary leases any real property from a third party;
(ix)    is a Contract with an affiliate that would be required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act;
(x)    relating to the acquisition or disposition of a material business (including by merger, consolidation or acquisition of stock or assets), or the grant of any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to the sale of any material business of the Company and the Company Subsidiaries, taken as a whole;
(xi)    is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any Company Subsidiary (other than any such item that relates to Indebtedness that is not required to be listed by Section 3.18(b)(ii));
(xii)    is a Contract with any agency or department of the United States federal government or other Governmental Entity for the purchase of goods and/or services from the Company or any Company Subsidiary which would reasonably be expected to result in payments to the Company or any Company Subsidiary in excess of $250,000 in any fiscal year;
(xiii)    is a Contract pursuant to which the Company or any of its Subsidiaries has granted, or agreed to grant, to another person a license to the Company Intellectual Property, for the avoidance of doubt excluding any license to use any Company Product granted in the ordinary course of business to (A) customers of the Company or (B) to researchers and others (who may not be customers) for an evaluation or research project or study, and further excluding agreements or purchase orders entered into in the ordinary course of business with any customer of the Company, which agreements or purchase orders are in a standard Company form disclosed to Parent prior to the date hereof;
(xiv)    is a Contract pursuant to which the Company receives from another person a license to use any Intellectual Property Rights, excluding licenses for Software;
(xv)    is a Contract pursuant to which the Company or any of the Company Subsidiaries has made any loan to any person that has an outstanding principal balance as of the date hereof of more than $250,000 (other than to the Company or any of its wholly-owned Subsidiaries and other than extensions of trade credit in the ordinary course of business); or

(xvi)    is an employment or individual consulting agreement entered into by the Company with an employee or individual consultant whose annual base salary is $250,000 or more.
Each Contract described in Section 3.18(a) or Section 3.18(b) (which, for avoidance of doubt, shall mean the unredacted version of each such Contract) is referred to herein as a “Company Material Contract.”
(c)    Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice that any other party to any Material Contract intends to cancel or terminate such Material Contract or to exercise or not exercise any option, extension or renewal right thereunder, where such cancellation or termination, individually or together with other such breaches or defaults, would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, is in full force and effect, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception.
Section 3.19    Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid; and (b) neither the Company nor any Company Subsidiary is in material breach of or default under any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or material modification of any of the insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy. The Company has made available to Parent true and complete copies of all material insurance policies as of the date hereof relating to the business, assets and operations of the Company and the Company Subsidiaries.

Section 3.20    Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the $16.50 per share of Company Common Stock in cash to be paid to the holders of Shares pursuant to this Agreement, is fair, from a financial point of view, to such holders. An executed copy of such opinion will be delivered to Parent solely for informational purposes after execution of this Agreement, and it is agreed and understood that such opinion may not be relied on by Parent or Sub.
Section 3.21    Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.06(b), no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law, including, without limitation, the provisions of Section 180.1141 of the WBCL and Section 180.1150 of the WBCL (a “Takeover Statute”), is applicable to this Agreement or any transaction contemplated by this Agreement, except for Sections 180.1130 to 180.1134 of the WBCL, Chapter 552 of the Wisconsin Statutes and Section 6.05 of Chapter DFI of the Wisconsin Administrative Code. The Company Board has duly adopted resolutions specifying that at and following the Acceptance Time the provisions of Section 180.1150 of the WBCL will not apply to any of the outstanding Shares, including any Shares held by Parent, Purchaser or any other Affiliate of Parent, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. As of the date of this Agreement, (a) less than 33% of the outstanding shares of Company Common Stock are held of record by residents of the State of Wisconsin and (b) the outstanding shares of Company Common Stock are not held of record by 100 or more persons in the State of Wisconsin.
Section 3.22    Vote Required. If required under applicable Law to approve the Merger, and provided that the conditions in Section 180.1132(1) of the WBCL are met, the affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon at the Company Shareholder Meeting is the only vote required (under applicable Law, the Company Charter, the Company Bylaws, or otherwise) of the holders of capital stock of the Company to approve this Agreement and the Transactions; provided, however, that if the conditions in Section 180.1132(1) of the WBCL are not met, then in addition to such vote, the shareholder vote specified in Section 180.1131 of the WBCL is the only other vote so required (the “Company Shareholder Approval”).

Section 3.23    Brokers. No broker, finder or investment banker other than J.P. Morgan Securities LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries.
Section 3.24    Anti-Corruption Matters. Neither the Company nor any Company Subsidiary has, directly or indirectly, taken any action which would cause the Company or any Company Subsidiary to (i) be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anti-corruption related Laws or regulations applicable to the Company and the Company Subsidiaries or (ii) violate or operate in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable domestic or foreign Laws, in each case except for such violation or noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.25    U.S. Government Contracts. Section 3.25 of the Company Disclosure Letter sets forth each sales Contract or sales arrangement with a U.S. governmental agency under which the Company received revenue in 2013 or 2014, indicating for each such Contract: (i) the customer name and (ii) the total revenues for each 2013 and 2014.

Section 3.26    Export Controls. Section 3.26 of the Company Disclosure Letter sets forth for each of the Company’s products and technology the applicable Export Control Classification Number (as defined under the Export Administration Regulations) indicating the basis for such classification.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Parent and Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.01    Organization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.
Section 4.02    Authority.
(a)    Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions. Parent has adopted and approved this Agreement in its capacity as sole shareholder of Sub in accordance with applicable Law and the articles of incorporation and bylaws of Sub. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.03    No Conflict; Required Filings and Consents.
(a)    None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions will: (i) conflict with or violate any provision of the articles of incorporation, bylaws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.
(b)    None of the execution, delivery or performance of this Agreement by Parent or Sub or the consummation by Parent or Sub of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin, (ii) the filing of a premerger notification and report form under the HSR Act and any other applicable Antitrust Laws and the receipt of waivers, consents or approvals, as applicable, or the termination or expiration, as applicable, of waiting periods, in each case required under the applicable Antitrust Laws, (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Exchange Act and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.
Section 4.04    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of their respective affiliates expressly for inclusion or incorporation by reference in any SEC Transaction Document will, at the time such SEC Transaction

Document is filed with the SEC, at any time such SEC Transaction Document is amended or supplemented or at the time such SEC Transaction Document is first published, sent or given to the holders of Shares, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents, insofar as they relate to Parent or Sub or other information supplied by Parent or Sub expressly for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law.
Section 4.05    Litigation. As of the date hereof, there is no suit, claim, action or proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Transactions. As of the date hereof, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions.
Section 4.06    Capitalization and Operations of Sub; No Ownership of Company Common Stock.
(a)    As of the date of this Agreement, the authorized share capital of Sub consists of 100 shares, no par value and one share is validly issued and outstanding. The issued and outstanding share capital of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
(b)    None of Parent, Sub or any of their respective affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, other than pursuant to this Agreement. None of Parent, Sub, any of their respective Subsidiaries, or the “affiliates” or “Associates” of any such entity is, and at no time during the last three (3) years has been, an “Interested Stockholder” of the Company, in each case as defined in Section 180.1140 of the WBCL.

Section 4.07    Financing. Parent has, and at the Offer Closing and the Closing will have, sufficient available funds to pay the Aggregate Offer Consideration, the Aggregate Merger Consideration and any other cash amounts payable pursuant to, or in connection with the Transactions, including any obligations of the Surviving Corporation or its Subsidiaries that become due or payable by the Surviving Corporation and the Company Subsidiaries in connection with, or as a result of, the Transactions, and payment of all fees and expenses related to the foregoing.
Section 4.08    Brokers. No broker, finder or investment banker other than Goldman, Sachs & Co. is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.
Section 4.09    Absence of Certain Arrangements. Other than this Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Sub or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or shareholder of the Company, on the other hand, relating to the Transactions or the operations of the Surviving Corporation after the Effective Time.
Section 4.10    Acknowledgement of No Other Representations or Warranties. Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries and that it and its representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to review for such purpose and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in Article III, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the Transactions. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article III, any breach of any covenant or other agreement of the Company contained herein or fraud, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives shall have any liability to Parent or Sub or their respective affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Company, the Company Subsidiaries or their respective affiliates or the Company Representatives to Parent, Sub or their respective affiliates and representatives in connection with the Transactions.
Section 4.11    Investment Intention. Sub is acquiring the Shares tendered pursuant to the Offer for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law, by any Governmental Entity of competent jurisdiction or by the rules or regulations of Nasdaq, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, (i) conduct its operations in the ordinary course of business substantially consistent with past practice and (ii) use commercially reasonable efforts to maintain substantially intact its business organization insurance coverage, business relationships and the goodwill of those having business relationships with it, in each case, to the extent permitted by this Agreement. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law, by any Governmental Entity of competent jurisdiction or by the rules or regulations of Nasdaq, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):
(a)    amend its articles of incorporation, bylaws or equivalent organizational or governing documents;
(b)    issue or authorize the issuance of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (i) grants of Company Options in connection with the matters, and subject to the limitations, set forth on Section 5.01(b) of the Company Disclosure Letter, (ii) the issuance of Shares, including Restricted Shares, upon the exercise of Company Options outstanding as of the date hereof or otherwise permitted to be granted hereunder and (iii) the issuance of Shares upon the exercise of Warrants outstanding as of the date hereof;
(c)    adjust, split, combine, recapitalize or reclassify any capital stock or other equity interest;
(d)    other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license or encumber any material property or material assets of the Company or any Company Subsidiary, except pursuant to existing Contracts;
(e)    declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof;

(f)    other than (i) in connection with the exercise of any outstanding Company Options permitted by the terms of such Company Options or (ii) in connection with the exercise of any outstanding Warrants permitted by the terms of such Warrants, or the payment of related withholding Taxes, by net exercise or by the tendering of shares, or Tax withholdings on the vesting or payment of Restricted Stock, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;
(g)    merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the merger of one or more Company Subsidiaries with or into one or more other Company Subsidiaries;
(h)    (i) make or offer to make any acquisition of a business having a value greater than or equal to $250,000 (including by merger, consolidation or acquisition of stock or assets), (ii) make or offer to make any disposition of a business or other asset having a value greater than or equal to $250,000 (including by merger, consolidation or disposition of stock or assets) or (iii) grant any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to the sale of any business or other asset of the Company or the Company Subsidiaries having a value greater than or equal to $250,000;
(i)    incur any Indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except (i) in connection with refinancings of existing Indebtedness in an amount not to exceed $100,000 in the aggregate outstanding at any one time, (ii) for Indebtedness incurred in the ordinary course of business, consistent with past practice, in an amount not to exceed $100,000 in the aggregate, or (iii) Indebtedness for borrowed money that is prepayable at any time without penalty or premium, in an amount not to exceed $100,000 in the aggregate outstanding at any one time;
(j)    make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned Company Subsidiary) other than (i) loans made in the ordinary course of business not to exceed $100,000 in the aggregate and (ii) advances for expenses incurred in the ordinary course of business;
(k)    except to the extent required by Law or the terms of any Company Benefit Plan in accordance with the terms in effect as of the date hereof (provided that the preceding language shall not be deemed to permit the exercise of any discretion permitted by the terms of such Company Benefit Plan) or as specifically contemplated by Section 2.03 or Section 5.10: (i) except as set forth on Section 5.01(k) of the Company Disclosure Letter and, with respect to employees who are not officers or directors, except in the ordinary course of business consistent with past practice, increase the compensation or benefits payable or to become payable to its directors, officers or employees; (ii) other than in the ordinary course of business consistent with past practice in connection with the hiring of new employees, grant any rights to change in control, retention, bonuses, severance or termination pay or other termination benefit, or enter into any employment or severance agreement; (iii) establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement; (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; or (v) enter into or amend any employment agreement or offer letter with any director or officer, or any other employee whose employment cannot be terminated without notice or liability;
(l)    file any material Tax Return materially inconsistent with past practice, make any material Tax election inconsistent with past practice, enter into a closing agreement with any Governmental Entity concerning a material amount of Taxes or settle or compromise any material Tax claim or assessment by any Governmental Entity;
(m)    make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;
(n)    make any capital expenditures that individually or in the aggregate exceed $600,000; provided, however, that notwithstanding the foregoing, the Company and any Company Subsidiary shall be permitted to make (i) emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course and (ii) capital expenditures to the extent covered by grants received by the Company;
(o)    terminate or permit any Company Permit to lapse, other than in accordance with the terms and regular expiration of any Company Permit, or fail to apply on a timely basis for any renewal of any renewable Company Permit, except to the extent such termination, lapse or failure to apply for renewal would not reasonably be expected to have a Company Material Adverse Effect;
(p)    fail to use commercially reasonable efforts to maintain in full force and effect insurance policies of the type and with generally comparable coverage to such insurance policies in place on the date hereof;
(q)    subject to Section 5.14, settle or compromise any suit, action, proceeding or arbitration (or series of suits, actions, proceedings or arbitrations), individually or in the aggregate, in excess of the applicable amount set forth on Section 5.01(q) of the Company Disclosure Letter (net of any amount covered by insurance or indemnification);
(r)    enter into any pay or performance guarantees or agreements to indemnify any other person, other than in the ordinary course of business and other than pay or performance guarantees or agreements to indemnify under which neither the Company nor any Company Subsidiary will have any obligations following the Effective Time;
(s)    enter into, amend, waive, give consent under or terminate any Company Material Contract (or contract which, if in effect on the date hereof, would be a Company Material Contract) described in any of clauses (i), (ii), (iv), (vii), (ix) or (xiii) of Section 3.18(b), other than (A) the termination of any such contract in accordance with its terms and, (B) in the case of clause (ix) of Section 3.18(b), as otherwise permitted by this Section 5.01; or
(t)    authorize or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
Section 5.02    Agreements Concerning Parent and Sub.
(a)    During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or expressly contemplated by this Agreement.
(b)    Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder. During the period from the date of this Agreement through the Effective Time, Sub shall not, and Parent shall not permit Sub to, engage in any activity of any nature except for activities related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or expressly contemplated by this Agreement.
Section 5.03    Solicitation; Change of Company Recommendation.
(a)    Except as permitted by this Section 5.03, from and after the date hereof, the Company shall, and shall cause the Company Subsidiaries to, and shall direct the Company’s officers, directors, employees, financial advisors, attorneys, accountants and other agents or representatives (collectively, the “Company Representatives”) to, (i) immediately cease any discussions or negotiations with any third parties that may be ongoing as of the date hereof with respect to an actual or potential Competing Proposal, (ii) immediately terminate the access of third parties to any data room the Company has established with respect to the Transactions, and (iii) promptly request, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any third party with respect to an actual or potential Competing Proposal and any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal. Except as permitted by this Section 5.03, from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement, the Company shall not, shall cause the Company Subsidiaries to not, and shall direct the Company Representatives not to, (A) initiate, solicit or knowingly encourage or facilitate any inquiries or the making or submission of any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (B) furnish any non‑public information regarding the Company or any Company Subsidiary to any third person in connection with, or under circumstances that would reasonably be expected to lead to, a Competing Proposal, (C) participate in any discussions or negotiations with any third person with respect to any Competing Proposal, (D) amend, terminate or waive any provisions of any confidentiality, standstill or similar agreement to which it is a party with respect to any actual or potential Competing Proposal, (E) execute or enter into any letter of intent, agreement in principle or acquisition agreement relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement)

or requiring the Company to abandon, terminate or fail to consummate the Transactions (an “Acquisition Agreement”) or (F) agree or publicly announce an intention to do any of the foregoing.
(b)    Notwithstanding anything to the contrary contained in this Agreement if, prior to the Acceptance Time, (i) the Company or any of the Company Representatives has received a bona fide written Competing Proposal (it being agreed that the Company Board may correspond in writing with any person making such a written Competing Proposal to request clarification of the terms and conditions thereof so as to determine whether such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal) from a person that did not result from a material breach of this Section 5.03, and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Company (x) will not, will not permit the Company Subsidiaries to, and will not authorize the Company Representatives to, disclose any non-public information regarding the Company to such person without first entering into an Acceptable Confidentiality Agreement with such person; (y) will promptly (and in any event within 48 hours thereafter) provide Parent with the identity of the third party making such Competing Proposal and a copy thereof (including drafts of any documentation and financing commitments submitted to the Company by such third party at the time it makes such Competing Proposal) or, if not made in writing, a written summary of the material terms and conditions of such Competing Proposal and (z) will as promptly as practicable (and in any event within 24 hours thereafter) provide to Parent any material information concerning the Company or the Company Subsidiaries provided or made available to such other person (or its representatives) that was not previously provided or made available to Parent. The Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such Competing Proposal on a prompt basis (and in any event within 48 hours). In addition, the Company shall, as promptly as practicable (and in any event within 48 hours) notify Parent in writing if the Company or, to the knowledge of the Company, any of the Company Representatives receives any indication of interest, inquiry or request for discussions or information from any third party with respect to, or that would reasonably be expected to lead to, a Competing Proposal, including the identity of such third party and the nature of such indication, inquiry or request and shall keep Parent informed on a prompt basis (and in any event within 48 hours) of any material developments or discussions with respect thereto. The Company agrees that it shall not enter into any confidentiality agreement with any person subsequent to the date hereof that would prohibit the Company from providing any information to Parent in accordance with this Section 5.03.
(c)    Except as set forth in Section 5.03(d) or Section 5.03(e), neither the Company Board nor any committee thereof shall (i) adopt, authorize, approve, recommend or submit to a vote of its stockholders any Competing Proposal, (ii) fail to include in the Schedule 14D-9, or withdraw, withhold, modify or amend, in a manner adverse to Parent, the Company Recommendation or (iii) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent following a Competing Proposal becoming publicly known (any action set forth in the foregoing clauses (i) through (iii), a “Change of Company Recommendation”).

(d)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may make a Change of Company Recommendation in connection with a concurrent termination of this Agreement pursuant to Section 7.01(f) if:
(i)    (A) a Competing Proposal (that did not result from a material breach of Section 5.03) is made to the Company by a third person and such Competing Proposal is not withdrawn and (B) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal;
(ii)    the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Change of Recommendation”), which notice shall include the material terms and conditions of such Superior Proposal, including copies of the definitive agreements and financing commitments relating to the Superior Proposal in the form to be entered into, and identify the person or group making such Superior Proposal (it being agreed that neither the delivery of the Notice of Change of Recommendation by the Company nor the public announcement that the Company Board is considering making a Change of Company Recommendation under applicable Law shall, in and of itself, constitute a Change of Company Recommendation);
(iii)    the Company has negotiated in good faith with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least five (5) Matching Period Business Days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Change of Recommendation and an additional period of three (3) Matching Period Business Days from the date of such notice); and
(iv)    following the negotiation period contemplated by the foregoing clause (iii), taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect.
(e)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may make a Change of Company Recommendation in response to a material event, change or development (other than in connection with a Competing Proposal) the existence, magnitude or consequences of which were not known by the Company Board at or prior to the date hereof and which did not result from or arise out of the announcement or pendency of, or actions or omissions pursuant to, this Agreement (such event, change or development, an “Intervening Event”), if:
(i)    the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation, which notice shall describe the circumstances relating to such Intervening Event (it being agreed that neither the delivery of the such notice by the Company nor the public announcement that the Company Board is considering making a Change of Company Recommendation under applicable Law shall, in and of itself, constitute a Change of Company Recommendation);
(ii)    the Company has negotiated in good faith with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least five (5) days following receipt by Parent of such notice; and
(iii)    following the negotiation period contemplated by the foregoing clause (ii), taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to a Change of Company Recommendation in light of such Intervening Event would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law;
(f)    Nothing contained in this Section 5.03 shall prohibit the Company Board from (i) disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with its fiduciary duties to the shareholders of the Company (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation).
(g)    Prior to the termination of this Agreement, the Company shall not take any action for the purpose of exempting any person other than Parent and Sub from the application of any Takeover Statutes.

Section 5.04    Proxy Statement; Shareholder Meeting.
(a)    If, after the Acceptance Time and, if applicable, the closing of the purchase of the Top-Up Option Shares, approval of the shareholders of the Company is required under applicable Law to consummate the Merger, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Shareholder Meeting as soon as reasonably practicable after the Acceptance Time. In connection therewith, the Company shall prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 5.03, the Proxy Statement shall include the Company Recommendation. Parent shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning it and Sub that is necessary or appropriate in connection with the preparation of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, to the extent reasonably practicable, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall consider in good faith any comments on such document or response reasonably proposed by Parent. The Company shall notify Parent promptly of the receipt of any comments to the Proxy Statement from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.
(b)    If, at any time prior to the Company Shareholder Meeting, any information relating to the Company or Parent or Sub or any of their respective affiliates, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party. Following such notification, the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as practicable after Parent has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, the Company shall disseminate such amendment or supplement to the shareholders of the Company.
(c)    The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders in accordance with Section 5.04(a), duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”). Notwithstanding any provision of this Agreement to the contrary, the Company may, in its sole discretion, adjourn, recess or postpone the Company Shareholder Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholder Meeting, (ii) if as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Shareholder Approval at the

Company Shareholder Meeting or (iii) to the extent required by applicable Law. Subject to Section 5.03, the Company Board shall recommend that the Company’s shareholders approve this Agreement, and the Company shall, unless there has been a Change of Company Recommendation or this Agreement has been terminated in accordance with its terms, use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement, and to take all other action reasonably necessary or advisable to secure the Company Shareholder Approval. Notwithstanding the foregoing, if the Company Board makes a Change of Company Recommendation, the Company shall not be obligated to take any action otherwise required pursuant to Section 5.03 or this Section 5.04, and the Company may cancel any scheduled Company Shareholder Meeting.
(d)    At the Company Shareholder Meeting, Parent, Sub and their respective affiliates shall vote all shares of Company Common Stock beneficially owned by them in favor of adoption of this Agreement and approval of the Merger. Notwithstanding anything to the contrary herein, the Company shall not be required to hold the Company Shareholder Meeting if this Agreement is terminated before the Acceptance Time or the Merger is able to be consummated pursuant to Section 180.1104 of the WBCL.
Section 5.05    Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective representatives reasonable access during normal business hours in such a manner as not to interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party; (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law); provided, further, that if the Company does not disclose information in reliance on the foregoing clauses (i) through (iv), it shall provide notice to Parent that it is withholding such information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not give rise to the basis for such nondisclosure. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.05, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company, any environmental investigation at any real property owned or leased by the Company, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property. Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives, to hold all information provided or furnished pursuant to this Section 5.05 confidential in accordance with the terms of the Confidentiality Agreement.
Section 5.06    Appropriate Action; Consents; Filings.
(a)    Subject to Section 5.03, each of Parent and the Company shall (and Parent shall cause each of its affiliates to) use its reasonable best efforts to consummate the Transactions and to cause the conditions set forth in Article VI and Annex II to be satisfied. Without limiting the generality of the foregoing, each of Parent and the Company shall (and Parent shall cause each of its affiliates to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary in connection with the consummation of the Transactions, (ii) as promptly as practicable, and in any event within five (5) Business Days after the date hereof, make and not withdraw (without the Company’s consent) all registrations and filings with any Governmental Entity or other persons necessary in connection with the consummation of the Transactions, including the filings required of them or their “ultimate parent entities” under the HSR Act or any other Antitrust Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) defend all lawsuits or other legal, regulatory or other proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, non-appealable order with respect thereto, (v) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions and (vi) execute and deliver any additional instruments necessary to consummate the Transactions.
(b)    In furtherance of the obligations set forth in Section 5.06(a), Parent shall promptly take (and shall cause each of its affiliates to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment and obtain all approvals and consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions as promptly as practicable, including accepting operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the Surviving Corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity) as may be required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions; provided, however, that Parent shall not be required to take any such action to the extent that such action would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent. Neither Parent nor Sub, directly or indirectly, through one or more of their respective affiliates, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article VI or Annex II or the consummation of the Transactions.
(c)    Without limiting the generality of anything contained in this Section 5.06, each party hereto shall, subject to requirements of any Governmental Entity and any applicable Law, and subject to all applicable privileges, including the attorney-client privilege (provided, that if Parent does not disclose information in reliance on the foregoing, it shall provide notice to the Company that it is withholding such information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not give rise to the basis for such nondisclosure): (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the Transactions. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.
(d)    As soon as practicable following the date of this Agreement, the Company shall give the notices set forth in Section 5.06(d)(i) of the Company Disclosure Letter and, to the extent required thereby, both the Company and Parent shall take the actions described in Section 5.06(d)(ii) of the Company Disclosure Letter. For the avoidance of doubt, (i) the Company shall have no obligation to take any other action with respect to any of the Contracts referred to in such Sections of the Company Disclosure Letter, (ii) the Company shall not be deemed to have breached any representation, warranty or covenant contained in this Agreement in the event that any addressee of any of the notices set forth in Section 5.06(d)(i) of the Company Disclosure Letter responds to any such notice in any manner and (iii) no such response, or failure to respond to any of such notices, shall be deemed to have any effect on any of the Offer Conditions.
Section 5.07    Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, and thereafter, except with respect to any public statement by the Company with respect to any Change of Company Recommendation, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.08    Directors & Officers Indemnification and Insurance.
(a)    Indemnification. For a period of not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company Subsidiaries (including in his or her capacity as fiduciary under any benefit plan of the Company or any of the Company Subsidiaries) (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or served as a fiduciary under any benefit plan of the Company or any of the Company Subsidiaries (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.08. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).
(b)    Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage to the Indemnified Parties for a period of six (6) years from and after the Effective Time for events occurring on or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided, that the Company shall consult with Parent regarding the selection of such “tail” insurance policy and, provided, further, that the annual premium for such policies does not exceed in any one year three hundred percent (300%) of the annual aggregate premium(s) under the Company’s existing policies. If the Company and the Surviving Corporation for any reason have failed to obtain such “tail” insurance policy, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance during such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of the date hereof

(c)    Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 5.08.
(d)    Continuation. For not less than six (6) years from and after the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation and the articles of incorporation and bylaws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company Bylaws or the equivalent organizational documents of any Company Subsidiary, insofar as such provisions relate to the Indemnified Parties. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.
(e)    Benefit. The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.
(f)    Non-Exclusivity. The provisions of this Section 5.08 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.08, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.09    Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that, to the greatest extent practicable, no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or the other Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such transactions.

Section 5.10    Employee Benefit Matters.
(a)    From and after the Effective Time and for a period ending on the first anniversary of the Effective Time (the “Benefit Protection Period”), Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide (i) base salary, wages and commission opportunities to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) that are no less favorable than the base salary, wages or commission opportunities provided to such Company Employee immediately prior to the Effective Time, (ii) an annual bonus opportunity (which for this purpose shall mean the bonus that would be payable upon attainment of target performance) to each Company Employee that is not less than the annual bonus opportunity provided to such Company Employee immediately prior to the Effective Time, (iii) severance benefits to each Company Employee that are no less favorable than the severance benefits provided under any Company Benefit Plan that is a severance plan, policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time and (iv) other compensation and benefits (including paid-time off but excluding equity compensation) to each Company Employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee immediately prior to the Effective Time.
(b)    Without limiting the generality of Section 5.10(a), except as consented to by the Company or any Company Subsidiary or any Company Employee, as appropriate, from and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company Benefit Plans that are severance, retention or termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) and, for the duration of the Benefit Protection Period, or such longer period of time as required under the terms of the applicable plan, policy, program or arrangement, shall do so without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.
(c)    For purposes of determining eligibility to participate, level of benefits, and vesting (but not benefit accrual under any defined benefit plans) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or to the extent that such service was not recognized under a corresponding Company Benefit Plan in which the Company Employee participated immediately prior to the Effective Time.
(d)    Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, other than limitations, exclusions, work requirements or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under the corresponding Company Benefit Plan immediately prior to the Closing Date. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible, co-payment or similar limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.
(e)    Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any Company Benefit Plan or other employee benefit plan, policy or arrangement, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Agreement or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee.
Section 5.11    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II. All transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the Transactions shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation.
Section 5.12    Rule 16b-3 Matters. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.13    Rule 14d-10 Matters. Prior to the Acceptance Time, the Company will, to the extent not previously taken, take all such actions and steps as may be required (a) to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements, including the Company Benefit Plans, within the meaning of Rule 14d-10(d)(2) entered into on or after the date of this Agreement by the Company, any of the Company Subsidiaries or any affiliate of Parent with current or future directors, officers or employees of the Company or its subsidiaries, in each case under which any such person could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of the Company Subsidiaries, as a result of the Offer or (ii) any other compensation or benefits from the Company or any of the Company Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, and (b) to ensure that any such arrangements fall within the safe harbor provisions of such rule.
Section 5.14    Stockholder Litigation. Prior to the Effective Time, (a) the Company shall promptly advise Parent in writing of any stockholder litigation against the Company or its directors relating to this Agreement or the Transactions and shall keep Parent reasonably informed regarding any such stockholder litigation, (b) the Company shall consult with Parent regarding the defense, settlement or prosecution of any such stockholder litigation, and (c) the Company shall not consent to the entry of any judgment or enter into any settlement with respect to any such stockholder litigation in an amount in excess of the amount set forth on Section 5.01(q) of the Company Disclosure Letter without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 5.15    Certain Indebtedness. Immediately prior to entering into this Agreement, the Company executed and delivered a promissory note to FUJIFILM Holdings America Corporation, a Delaware corporation (“Lender”), evidencing the Loan (as defined below). As soon as possible after banks open for business in New York City, and in any event no later than 10:00 a.m. (New York City time) on the date hereof, Parent shall cause Lender to lend to the Company, by initiating a wire transfer of immediately available funds to the bank account specified by the Company in writing to Parent prior to the date hereof, the amount (the “Loan”) required to pay off all amounts owing under that certain Credit Agreement, dated as of June 27, 2013, by and among the Company and the various other parties thereto (the “Existing Credit Agreement”). The Company shall use the proceeds of the Loan to pay off such amounts owing under the Existing Credit Agreement as soon as possible following receipt of such proceeds.
ARTICLE VI
CONDITIONS TO THE MERGER
Section 6.01    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:
(a)    Consummation of the Offer. The Offer Closing shall have occurred.
(b)    No Injunction. No Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law that is in effect and renders the consummation of the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the condition in this Section 6.01(b) shall not be available to any party (i) whose failure to fulfill its obligations pursuant to Section 5.06 results in the failure of this condition to be satisfied or (ii) in connection with or as a result of a Specified Foreign Law.
(c)    Company Shareholder Approval. Unless the Merger is completed pursuant to Section 180.1104 of the WBCL, this Agreement will have been duly adopted by the Company Shareholder Approval; provided that the Company Shareholder Approval shall not be a condition to the obligations of Parent and Sub hereunder if Parent and Sub do not vote or cause to be voted at the Company Shareholder Meeting all of the Shares then beneficially owned by them in favor of the approval of the Merger and the adoption of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.01    Termination. This Agreement may be terminated at any time prior to the Acceptance Time as follows:
(a)    by mutual written consent of Parent and the Company;
(b)    by either the Company or Parent, if the Acceptance Time shall not have occurred on or before the date that is ninety (90) days after the date hereof (the “Outside Date”); provided, however, that if all of the Offer Conditions, other than the condition set forth in clause (b) of Annex II, shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either the Company or Parent from time to time by written notice to the other party up to a date not beyond the date that is one hundred and twenty (120) days after the date hereof, the latest of any of which dates shall thereafter be deemed to be the Outside Date;
(c)    by either the Company or Parent, if the Offer Termination shall have occurred;
(d)    by either the Company or Parent, if a Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law permanently enjoining, restraining or prohibiting the Offer or the consummation of the Offer or the Merger, and such Law shall have become final and non-appealable, if applicable; provided, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such Law; provided, further, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party (i) if such party has failed to fulfill its obligations pursuant to Section 5.06 or (ii) in connection with or as a result of a Specified Foreign Law;
(e)    by Parent if the Company effects a Change of Company Recommendation or enters into an Acquisition Agreement;
(f)    by the Company if the Company Board has effected a Change of Company Recommendation pursuant to Section 5.03(d) in order to enter into a definitive acquisition agreement and, concurrently with such termination, the Company enters into an Acquisition Agreement with respect to the applicable Superior Proposal;
(g)    by the Company if the Company Board shall have withdrawn, modified or amended the Company Recommendation pursuant to Section 5.03(e);
(h)    by Parent, if: (i)(A) there is an inaccuracy in the Company’s representations contained in this Agreement or (B) the Company has failed to perform its covenants contained in this Agreement, in either case such that the conditions set forth in clause (c)(ii) or (c)(iii) of Annex II would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if the inaccuracy of the representations of Parent or Sub contained in this Agreement or Parent’s or Sub’s failure to perform its covenants contained in this Agreement has prevented or would reasonably be expected to prevent Parent or Sub from consummating the Transactions;
(i)    by the Company, if (i)(A) there is an inaccuracy in Parent’s or Sub’s representations contained in this Agreement or (B) Parent or Sub fails to perform its covenants contained in this Agreement, in either case that has prevented or would reasonably be expected to prevent Parent or Sub from consummating the Transactions; (ii) the Company shall have delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(i) if the inaccuracy of the representations of the Company contained in this Agreement or the Company’s failure to perform its covenants contained in this Agreement is such that a condition contained in clause (c)(ii) or (iii) of Annex II would not be satisfied; or
(j)    by the Company, if (i) all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer and (ii) the Offer Closing does not occur within three (3) Business Days in accordance with Section 1.01(a).
Section 7.02    Effect of Termination.
(a)    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to the penultimate sentence of Section 1.02(b), the last sentence of Section 5.05, Section 5.11, this Section 7.02 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of another party’s fraud or the knowing and intentional material breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.
(b)    In the event that this Agreement is terminated:
(i)    by (A) Parent pursuant to Section 7.01(e) or (B) the Company pursuant to Section 7.01(f) or Section 7.01(g), then the Company shall pay to Parent or its designee, within two (2) Business Days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), the Company Termination Fee; or
(ii)    (A) by either Parent or the Company pursuant to Sections 7.01(b), 7.01(c) or 7.01(h) (B) after the date of this Agreement and prior to the Offer Termination a Competing Proposal shall have been made to the Company and not withdrawn and (C) within twelve (12) months after the termination of this Agreement, the Company shall have consummated a Competing Proposal or entered into an Acquisition Agreement with respect to a Competing Proposal (in each case, which Competing Proposal may be the same as or different from the Competing Proposal referred to in the immediately preceding clause (B)), then the Company shall pay to Parent or its designee the Company Termination Fee within two (2) Business Days after the earliest to occur of such consummation or entry into an Acquisition Agreement; provided that for purposes of this Section 7.02(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “50%”.
(c)    Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b). In the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.02(b), except for fraud or the knowing and intentional material breach of this Agreement by the Company, the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Sub, any of their respective affiliates or any other person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination.
Section 7.03    Amendment. This Agreement may be amended by the Company, Parent and Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Acceptance Time, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
Section 7.04    Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after the Acceptance Time, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the Company’s shareholders hereunder without the approval of the Company’s shareholders at a duly convened meeting of the Company’s shareholders called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.01    Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.
Section 8.02    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission or email (provided that telephonic confirmation of facsimile transmission or email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):
If to Parent or Sub:
FUJIFILM Holdings Corporation
7-3 Akasaka 9-chome, Minato-ku
Tokyo 107-0052, Japan
Telephone: +81-3-6271-1061
Facsimile: +81-3-6271-1135
Attention:     Corporate Planning Div. Corporate Planning Group
with a copy to (for information purposes only):
Morrison & Foerster LLP
Shin-Marunouchi Building 29th Floor
5-1, Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-6529, Japan
Telephone: +81-3-3214-6522
Facsimile: +81-3-3214-6512
Attention:    Gary M. Smith (GSmith@mofo.com)
Kenji P. Taneda (KTaneda@mofo.com)
and to:
Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019-9601, U.S.A.
Telephone: +1 (212) 468-8000
Facsimile: +1 (212) 468-7900
Attention:    Jeffery Bell (JBell@mofo.com)
If to the Company:
Cellular Dynamics International, Inc.
525 Science Drive
Madison, Wisconsin 53711
Telephone (608) 310-5100
Facsimile: (608) 310-5125
Attention: Anna Geyso
with copies to (for information purposes only):
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000

Facsimile: (312) 853-7036
Attention:    Thomas A. Cole (tcole@sidley.com)
Imad I. Qasim (iqasim@sidley.com)

Section 8.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 8.04    Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
Section 8.05    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.
Section 8.06    Parties in Interest. Except for (a) Article II, which shall be for the benefit of any person entitled to payment thereunder and (b) Section 5.08, which shall be for the benefit of each Indemnified Party, his or her heirs, executors or administrators and his or her representatives, each of whom shall be an express third-party beneficiary of this Agreement, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that the rights of such third-party beneficiaries shall not arise unless and until the Acceptance Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.07    Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.08    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Wisconsin, without giving effect to the principles of conflicts of Law thereof.
(b)    Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the United States Federal District Court for the Western District of Wisconsin (and to the extent such court does not have jurisdiction, the state courts of the State of Wisconsin located in the county of Dane, Wisconsin), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court described above. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts described above for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED

AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08(C).
Section 8.09    Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
Section 8.10    Specific Performance.
(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
(b)    Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any proceeding for specific performance under this Section 8.10.
* * * * * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

FUJIFILM HOLDINGS CORPORATION

By:	/s/ Shigehiro Nakajima
Name:	Shigehiro Nakajima
Title:	President and Chief Operating Officer,
Representative Director

BADGER ACQUISITION CORPORATION

By:	/s/ Yuzo Toda
Name:	Yuzo Toda
Title:	President

CELLULAR DYNAMICS INTERNATIONAL, INC.

By:	/s/ Robert J.Palay
Name:	Robert J. Palay
Title:	Chairman of the Board and Chief Executive Officer

Merger Agreement

Annex I
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions, including a standstill covenant, that are no less favorable in the good faith judgment of the Company to the Company than those contained in the Confidentiality Agreement.
“Adjusted Outstanding Share Number” shall be, as of any time of determination, the sum of (a) the aggregate number of Shares outstanding at such time plus (b) an additional number of Shares equal to the aggregate number of Shares issuable upon the vesting (including vesting solely as a result of any of the Transactions), conversion, exchange or exercise, as applicable, of any securities convertible into or exercisable or exchangeable for Shares that are outstanding as of such time (but prior to the Offer Closing excluding any Shares issuable pursuant to the exercise of the Top-Up Option).
“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person.
“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares (including any Shares of Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares).
“Aggregate Offer Consideration” means the product of the Offer Price multiplied by the number of Shares that Sub becomes obligated to purchase pursuant to the Offer.
“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration and the aggregate Option Payments.
“Antitrust Division” means the Antitrust Division of the Department of Justice.
“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in Chicago, Illinois.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.
“Company Intellectual Property” means the Intellectual Property Rights owned by or exclusively licensed to the Company or one of the Company Subsidiaries.
“Company Material Adverse Effect” means any change, circumstance, event or effect (each an “Effect”) that, when considered either individually or in the aggregate together with all other Effects, is, or would reasonably be expected to have, a material adverse effect on the business, financial condition or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or

Annex I-1

the announcement or pendency of this Agreement or the Transactions or the consummation of the Transactions, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time and (iii) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (b) any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates) or any Effect affecting any business or industries in which the Company and the Company Subsidiaries operate; (c) the suspension of trading in securities generally on Nasdaq; (d) any adoption, implementation, proposal or change in any applicable Law, GAAP or accounting standards or interpretation of any of the foregoing; (e) any action taken by the Company or any of the Company Subsidiaries that is required by this Agreement or with Parent’s written consent or at Parent’s request or the failure by the Company or any of the Company Subsidiaries to take any action that is prohibited by this Agreement (including under Section 5.01(a)); (f) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism; (g) any actions or claims made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former shareholders) arising out of this Agreement or the Transactions; (h) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or (i) any changes in the market price or trading volume of the equity securities of the Company, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries or any failure of the Company to meet any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (i) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (h)) from being taken into account in determining whether a Company Material Adverse Effect has occurred); provided, that with respect to clauses (b), (d), (f) and (h), such Effects shall be taken into account to the extent they disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and the Company Subsidiaries operate.
“Company Products” means all services and products of the Company and any Company Subsidiary that are currently offered commercially or under development.
“Company Recommendation” means the recommendation of the Company Board that the shareholders of the Company accept the Offer, tender their Shares to Sub in the Offer and, to the extent applicable, adopt and approve this Agreement and the Merger.

Annex I-2

“Company Stock Plan” means the Company’s 2013 Equity Incentive Plan and the Company’s 2008 Equity Incentive Plan.
“Company Subsidiaries” means the Subsidiaries of the Company.
“Company Termination Fee” means an amount in cash equal to $8,317,000.
“Competing Proposal” means, other than the Transactions, any proposal or offer (other than a proposal or offer by Parent or any of its affiliates) from any person relating to (a) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole or (b) the acquisition in any manner, directly or indirectly, by any person of more than twenty percent (20%) of the issued and outstanding Shares.
“Confidentiality Agreement” means the letter regarding confidentiality between the Company and FUJIFILM Corporation dated January 26, 2015.
“Contract” means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, independent contractor agreement, license, purchase and sales order or other legal commitment to which a person is a party or to which the properties or assets of such person are subject.
“Copyrights” means United States and non-United States copyrights and mask works (as defined in 17 U.S.C. §901) and registrations and pending applications to register the same.
“Environmental Laws” means all Laws that (a) regulate or relate to the protection or clean up of the environment, occupational safety and health in respect of Hazardous Substances or the use, treatment, storage, transportation, handling, exposure to, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.
“Environmental Permits” means any permit, registration, identification number, license or other authorization required under any applicable Environmental Law.
“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“FTC” means the Federal Trade Commission.
“GAAP” means generally accepted accounting principles as applied in the United States.

Annex I-3

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.
“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenlys).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases, (d) obligations of the Company or any of the Company Subsidiaries under conditional sale, repurchase or other title retention arrangements, (e) obligations of the Company or any of the Company Subsidiaries in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course that are not past due), (f) obligations secured by a lien granted by the Company on any asset of the Company or any of the Company Subsidiaries, (g) obligations of the Company or any of the Company Subsidiaries in respect of interest rate and currency obligation swaps, hedges or similar arrangements and (h) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.
“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with (i) Patents; (ii) Copyrights; (iii) other rights with respect to Software, including registrations thereof and applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks, and all registrations thereof and applications therefor; (vi) rights with respect to domain names, uniform resource locators and other names and locators associated with the Internet, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; (viii) rights with respect to databases and other compilations and collections of data or information, including registrations thereof and applications therefor; and (ix) any rights equivalent or similar to any of the foregoing.
“knowledge” means, (a) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter (without independent investigation), and (b) with respect to Parent, the actual (but not

Annex I-4

constructive or imputed) knowledge of the directors and officers of Parent and Sub (without independent investigation).
“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.
“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.
“Matching Period Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in Chicago, Illinois or Tokyo, Japan.
“Nasdaq” means the Nasdaq Global Market.
“Patents” means United States and non-United States patent rights including, without limitation, utility and design patents, applications therefor including, without limitation, provisional patent applications, patent applications, and all applications for registrations and any term extension or other governmental action or grant that provides rights beyond the original expiration date of any of the foregoing, including patent term extensions and supplementary protection certificates and the like, continuations, continuations-in-part, divisionals, reissues, reexaminations, patent disclosures, substitutions, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements relating thereto.
“Payroll Agent” means the payroll agent of the Company.
“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business, (c) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed prior to the date hereof or that the Company or any Company Subsidiary is permitted to incur under Section 5.01, (d) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (e) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (f) rights of parties in possession, (g) Liens imposed or promulgated by Law with respect to real property and improvements, including zoning regulations, and (h) such other Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Annex I-5

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer software programs, including databases, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code or object code form, excluding any of the foregoing that is generally available subject to “shrink wrap”, “click through” or similar commercial licenses, or that is available for download from the Internet, whether or not for a fee.
“Specified Foreign Law” means any applicable Antitrust Laws of jurisdictions other than Japan.
“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.
“Superior Proposal” means a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) that did not result from a breach of Section 5.03 made by any person on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, is (i) reasonably likely to be consummated within a reasonable period of time in accordance with its terms, if accepted, (ii) not subject to a financing condition and (iii) more favorable, from a financial point of view, to the Company’s stockholders than the Transactions, in each case taking into account all relevant factors as the Company Board considers to be appropriate (including the conditionality, timing and terms of such proposal and the legal, financial and regulatory aspects thereof).
“Tax” and “Taxes” means (a) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity; (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unity or similar group for any Tax period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any person or as a result of any obligation to indemnify any other person, by Contract or otherwise.

Annex I-6

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.
“Trademarks” means United States, state and non-United States trademarks, service marks, trade names, designs, logos, trade dress, fictitious and other business names, brand names, slogans and general intangibles of like nature together with all goodwill associated with any of the foregoing, and pending registrations and applications to register the foregoing.
“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, procedures, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.
“Treasury Regulation” means any regulation promulgated under the Code by the United States Department of Treasury.
“Warrants” means those certain Warrants to purchase Shares issued by the Company and listed on Section 3.02(c)(ii) of the Company Disclosure Letter.
Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	Section 1.01(a)
Acquisition Agreement	Section 5.03(b)
Agreement	Preamble
Antitrust Laws	Section 3.04(b)
Articles of Merger	Section 1.06
Bankruptcy and Equity Exception	Section 3.03(a)
Benefit Protection Period	Section 5.10(a)
Book-Entry Shares	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Change of Company Recommendation	Section 5.03(c)
Closing	Section 1.05
Closing Date	Section 1.05
Company	Preamble
Company Benefit Plan	Section 3.12(a)
Company Board	Recitals
Company Bylaws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employee	Section 5.10
Company Financial Statements	Section 3.06

Annex I-7

Company Intellectual Property Rights	Section 3.17(a)
Company Material Contract	Section 3.18(b)
Company Options	Section 2.03(a)
Company Permits	Section 3.05(a)
Company Preferred Stock	Section 3.02(a)
Company Representatives	Section 5.03(a)
Company SEC Documents	Section 3.06
Company Shareholder Approval	Section 3.22
Company Shareholder Meeting	Section 5.04(c)
D&O Insurance	Section 5.08(b)
Dissenting Shares	Section 2.04
Dissenting Shareholder	Section 2.04
Effective Time	Section 1.06
ERISA	Section 3.12(a)
Exchange Fund	Section 2.02(a)
Existing Credit Agreement	Section 5.15
Indemnified Liabilities	Section 5.08(a)
Indemnified Party	Section 5.08(a)
Intervening Event	Section 5.08(a)
IRS	Section 3.12(a)
Lender	Section 5.15
Loan	Section 5.15
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Minimum Tender Condition	Annex II
Notice of Change of Recommendation	Section 5.03(d)(i)
Offer	Recitals
Offer Closing	Section 1.01(a)
Offer Conditions	Section 1.01(a)
Offer Documents	Section 1.01(b)
Offer Price	Recitals
Offer Termination	Section 1.01(a)
Offer Termination Date	Section 1.01(a)
Option Payments	Section 2.03(a)
Outside Date	Section 7.01(b)
Owned Registered Company Intellectual Property	Section 3.17(a)
Parent	Preamble
Paying Agent	Section 2.02(a)
Permit	Section 3.05(a)
Promissory Note	Section 1.03(b)
Proxy Statement	Section 3.07
Registered Company Intellectual Property	Section 3.17(a)

Annex I-8

Restricted Stock	Section 2.03(b)
Sarbanes-Oxley Act	Section 3.06
Schedule 14D-9	Section 1.02(a)
Schedule TO	Section 1.01(b)
SEC Transaction Documents	Section 3.07
Shares	Section 2.01(a)(i)
Short-Form Threshold	Section 1.04(b)
Specified Date	Section 3.02(a)
Sub	Preamble
Surviving Corporation	Section 1.04
Takeover Statute	Section 3.21
Top-Up Option	Section 1.03(a)
Top-Up Option Shares	Section 1.03(a)
Transactions	Recitals
WBCL	Recitals

Annex I-9

Annex II

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if:
(a)there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not actually been delivered in settlement or satisfaction of such guarantee prior to the expiration of the Offer) that, when added to the Shares directly or indirectly owned by Parent and its wholly-owned Subsidiaries, would represent at least the greatest of (i) 54% of the number of Shares issued and outstanding as of the Specified Date, (ii) the number of Shares which, together with the number of Shares issuable immediately after the exercise of the Top-Up Option and the issuance of Top-Up Option Shares (and not before), would result in the Short Form Threshold being reached (assuming the issuance of the Top-Up Option Shares) and (iii) a majority of the Shares then issued and outstanding (the “Minimum Tender Condition”);
(b)    any applicable waiting period (or any extensions thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall not have expired or been terminated;
(c)    any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:
(i)    a Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law permanently enjoining, restraining or prohibiting the Offer or the consummation of the Offer or the Merger, and such Law shall have become final and non-appealable, if applicable, or there shall be pending any legal action or proceeding by any Governmental Entity (other than in connection with a Specified Foreign Law) that seeks, directly or indirectly, to challenge, prohibit, enjoin or otherwise prevent the Offer or the Merger; provided, further, that the condition in this clause shall not be available to Parent or Sub (i) if the failure of Parent or Sub to fulfill its obligations pursuant to Section 5.06 results in the failure of this condition to be satisfied or (ii) in connection with or as a result of a Specified Foreign Law;
(ii)    (A) (i) the representation and warranty set forth in Section 3.09(b) shall not be true and correct in all respects, (ii) any of the representations and warranties set forth in Section 3.03 or Section 3.23, without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall not be true and correct in all material respects, (iii) any of the representations and warranties set forth in subsections (a),

Annex II-1

(b), (c) (solely with respect to the number of Shares subject to outstanding Company Options and Warrants and the exercise price of such Company Options and Warrants), (d) and (e) of Section 3.02 shall not be true and correct except for any failures to be true and correct as do not, individually or in the aggregate, cause the amount required to be paid by Parent in connection with the Transactions to increase by more than $1,000,000, and (iv) all other representations and warranties of the Company contained in this Agreement, without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall not be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; in the case of each of clause (i), (ii), (iii) and (iv), as of the date of the expiration of the Offer as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date);
(iii)    the Company shall have failed to perform or comply in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it;
(iv)    since the date of the Agreement, a Company Material Adverse Effect shall have occurred and be continuing;
(v)    Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (c)(ii), (c)(iii) and (c)(iv) of this Annex II; or
(vi)    this Agreement shall have been terminated in accordance with its terms.
The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.
The foregoing conditions (other than the Minimum Tender Condition) are for the sole benefit of Parent and Sub and, subject to the terms and conditions of this Agreement and applicable Law, may be waived by Parent and Sub, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Annex II-2